NEWS RELEASE

For Information Contact:

          For Immediate Release

Liberty All-Star Growth Fund, Inc.

1-800-241-1850

www.all-starfunds.com

Liberty All-Star® Growth Fund, Inc. Adjourns Annual Meeting of Shareholders

BOSTON, May 4, 2010 – Liberty All-Star Growth Fund, Inc. (the “Fund”) (NYSE: ASG) announced that the Annual Meeting of Shareholders was held and adjourned with respect to Proposal 4 to approve a Portfolio Management Agreement between the Fund, ALPS Advisors, Inc. and Mazama Capital Management, Inc. (“Mazama”).  With respect to the Portfolio Management Agreement proposal as described in the proxy statement, the Fund will continue to solicit votes FOR the proposal so that Mazama can continue to manage a portion of the Fund’s assets.

To avoid additional solicitation costs to the Fund, shareholders are strongly encouraged to vote.  Shareholders of record as of February 12, 2010 who have not yet voted or need a new proxy card may contact the Fund’s solicitor, the Altman Group, at 1-800-499-7619.  An electronic copy of the proxy materials and the Fund’s annual report are available at www.all-starfunds.com.

ALPS Advisors, Inc. is the fund manager of the Liberty All-Star Growth Fund, a multi-managed, closed-end investment company with more than $132 million in net assets. The Fund’s shares are listed on the New York Stock Exchange under the symbol ASG.

The Liberty All-Star Growth Fund is a closed-end fund and does not continuously offer shares.  The Fund trades in the secondary market, investors wishing to buy or sell shares need to place orders through an intermediary or broker.  The share price of a closed-end fund is based on the market’s value. Forward-looking statements are based on information that is available on the date hereof, and neither the fund manager nor any other person affiliated with the fund manager has any duty to update any forward-looking statements.  Important factors that could affect actual results to differ from these statements include, among other factors, material, negative changes to the asset class and the actual composition of the portfolio.

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